BMHC APPOINTS NORMAN R. WALKER TO BOARD OF DIRECTORS

SAN FRANCISCO, (September 29, 2006) – Building Materials Holding Corporation (Nasdaq: BMHC) today announced that it has appointed Norman R. Walker to its Board of Directors.

Mr. Walker, 62, is a retired partner of PricewaterhouseCoopers LLP, a position he held for more than 26 years. He most recently served as a National Risk Management Partner, Audit and Business Advisory Services from 1992 to 2003 with PwC and is currently the Chief Financial Officer of the Diocese of Bridgeport in Connecticut. Mr. Walker’s professional and business activities also included serving as Chairman of the Ethics Division Technical Standards Committee of the American Institute of Certified Public Accountants, President of PricewaterhouseCoopers LLP Foundation and Chair and President of the University of Oregon Foundation Board of Trustees. He is currently an Emeritus Trustee of the University of Oregon Foundation, member of the Business Advisory Council of Lundquist College of Business at the University of Oregon, and a Trustee of the Bank Street College in New York. As a director of BMHC, Mr. Walker will serve on both the Audit Committee and the Nominating and Corporate Governance Committee. Mr. Walker holds a B.S. degree in Accounting from the University of Oregon.

Robert E. Mellor, BMHC’s Chairman, President and Chief Executive Officer, stated, “We are very pleased to have Norm join our Board of Directors. He is a proven leader with significant executive management experience within the accounting field. We welcome him to our Board and are confident that his knowledge, leadership experience and independent perspective will prove to be of great value to BMHC.”

About BMHC
BMHC, a Fortune 1000 company, is one of the largest providers of residential construction services and building materials in the United States. We serve the homebuilding industry through two subsidiaries: SelectBuild provides construction services to high-volume production homebuilders in key growth markets across the country; BMC West distributes building materials and manufactures building components for professional builders and contractors in the western and southern states. BMHC is listed as one of Fortune Magazine’s “100 Fastest Growing Companies” in 2006, was recently named to the Forbes Platinum 400, also known as America’s Best Big Companies, and was selected Pro Dealer of the Year by Home Channel News. To learn more about BMHC, visit our website at www.bmhc.com.

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